Exhibit 10.1

August, 28th 2023

LQR House Inc
Address

Re: 10b-18 Repurchase Program (the “Program”) Letter of Engagement

Dear

This will confirm the understanding between LQR House Inc. (the “Company”) and Dominari Securities LLC (the “Broker”), pursuant to which the Broker has been appointed as the Company’s agent to repurchase, on behalf of the Company, shares of the Company’s outstanding common stock, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”) in accordance with the following terms and conditions of this Agreement (the “Agreement”):

1. Shares will be purchased in the open market in accordance with the volume limitations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and the parameters in Annex A hereto. The Company shall promptly provide the Broker with such notice and information regarding block purchases, if any, as is required for the Broker to calculate the applicable volume limitation under such rule.

2. The Company agrees to effect all purchases pursuant to Rule 10b-18 through only one broker or dealer on any single day, subject to the exemption set forth in Rule 10b-18(b)(1) promulgated under the Exchange Act, and otherwise agrees that it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize the availability of Rule 10b-18.

3. Purchases made by the Broker shall be made in accordance with Rule 10b-18(b)(2) (“Time Purchases”). No bid or purchase should be made until after the opening transaction reported in the consolidated transaction reporting system, nor during the last ten minutes before the close of trading on any exchange, subject to the alternative conditions of Rule 10b-18(b)(2)(iii).

4. Purchases made by the Broker shall be made in accordance with Rule 10b-18(b)(3) (“Price of Purchases”). Bid, or purchase prices may not exceed the higher of the highest current bid, or the last independent sale.

5. The Broker shall purchase under ordinary principles of best execution at the then-prevailing market price. Subject to the terms of this Agreement, including Annex A hereto, the Broker shall determine, in its sole discretion, the timing, amount, prices and manner of purchase of securities during such period. The Company acknowledges and agrees that Company does not have, and shall not attempt to exercise, any influence over how, when or whether purchases are affected. The Broker agrees that no person who exercises influence, directly or indirectly, on its behalf in effecting purchases pursuant to this Agreement may do so while aware of material, non-public information relating to the Securities or the Company.

Dominari Securities LLC

725 Fifth Avenue, 23rd Floor, New York, NY 10022 ● 800.299.7618 212.393.4500 e-Fax 212.393.4550

www.dominarisecurities.com Member of FINRA ● MSRB ● SIPC

6. Purchases made by the Broker may be made in the open market or through privately negotiated block transactions, as per instructions provided by the Company. The Broker may make purchases on any national securities exchange, in the over-the-counter market, on an alternative trading system or otherwise. The Company understands that the Broker may not be able to effect a purchase of Shares due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to the Broker. If any purchase cannot be executed due to a market disruption, or a legal, regulatory or contractual restriction or internal policy applicable to the Broker or any other event, the Broker shall promptly notify the Company.

7. Notification as to periods when no market purchases may be made, whether for earnings release windows, legal or contractual restrictions or any other reasons affecting the purchase of the Company’s Shares, will be communicated by the Company directly to the Broker or as otherwise provided for in a 10b5-1 plan.

8. The Broker shall provide to the person(s) designated by the Company in Section 12 hereto the price and volume information with respect to purchases executed on the Company’s behalf as well as other market data available to the Broker that the Company may reasonably request from time to time.

9. The Broker compensation for services rendered pursuant to this Program shall be a commission of no greater than 2.0% of the gross price per Share purchased.

10. Payment for Shares purchased pursuant to this Agreement will be made in accordance with normal settlement procedures.

11. The Company reserves the right to: (i) terminate the Program or the Broker’s appointment hereunder at any time upon notice to the Broker, (ii) purchase Shares for its own account in privately negotiated transactions, (iii) instruct the Broker to suspend or terminate purchases on its behalf at any time and (iv) appoint one or more other agents to repurchase Shares on behalf of the Company from time to time, subject to paragraph 2 above. Broker reserves the right to terminate the Program at any time upon notice to the Company. Notwithstanding the suspension or termination of the Program, the Company shall be solely responsible for any purchases made by the Broker on the Company’s behalf prior to the Broker’s receipt or delivery of any notice of suspension or termination.

12. The Company has authorized the following person(s) as an authorized officer of the Company with full power and authority to enter into a legally binding agreement on behalf of the Company:

●	Sean Dollinger, Chief Executive Officer
●	Kumar Abhishek, Chief Financial Officer

Broker shall incur no liability in acting upon telephonic or other instructions which it believes in good faith to have been given by the above-named persons or any other individual subsequently authorized by the Company.

Dominari Securities LLC

725 Fifth Avenue, 23rd Floor, New York, NY 10022 ● 800.299.7618 212.393.4500 e-Fax 212.393.4550

www.dominarisecurities.com Member of FINRA ● MSRB ● SIPC

13. The Company and its management are not aware of any undisclosed material information about the Company, and no authorized persons of the Company will provide daily purchase instructions to the Broker while in possession of material non-public information about the Company. Prior to the date purchases are to commence under this letter, the Company will have made public disclosure of its repurchase program.

14. Nothing herein shall preclude the purchase by the Broker of the Company’s Shares for the Broker’s own account, or the solicitation or execution of purchase or sale orders of the Company’s Shares for the account of the Broker’s other clients.

15. The Company may, from time to time, enter into a separate trading plan with the Broker that is intended to comply with both Rule 10b-18 and the affirmative defense provided by SEC Rule 10b5-1 promulgated under the Exchange Act, in which case the terms of such Rule 10b5-1 trading plan shall control over any conflicting provision contained in this letter provided that such instructions do not violate rule 10b-18. The Company agrees not to take any action that would cause purchases not to comply with Rule 10b-18, (with respect to each Rule 10b5-1 Plan) Rule 10b5-1 or Regulation M. Purchases under this plan are also to be made pursuant to an included Rule 10b5-1 Plan, therefore, the Broker agrees not to seek advice from the Company with respect to the manner in which it effects such Purchases under this Rule10b-18 and Rule 10b5-1 Plan.

16.	Indemnification and Limitation of Liability.

a)	The Company agrees to indemnify and hold harmless the Broker and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (i) arising out of or attributable to actions taken or not taken by any of them under this Program, except in the case of any claims, losses, damages or liabilities resulting from the Broker’s gross negligence or willful misconduct or violation by the Broker of any requirement under Rule 10b-18 or any other applicable law or regulation; (ii) arising out of or attributable to any breach by the Company of this Program (including the Company’s representations and warranties); or (iii) any violation by the Company of applicable laws or regulations. This indemnification will survive termination of this Program.

b)	Notwithstanding any other provision of this Program, neither the Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to the Company or any other person or entity: (i) as a result of actions taken or not taken by any of them under this Program , except in the case of a liability resulting from the Broker’s gross negligence or willful misconduct or a material breach by Broker of this Agreement or a Rule 10b-18; (ii) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, including without limitation lost profits or lost savings, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or(iii) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond the Broker’s reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God;

17. Severability. If any provision of this Agreement is held to be void or unenforceable by any judicial or administrative authority, or is unlawful or unenforceable under any applicable law, the remaining provisions are considered to be severable and their enforceability is not to be affected or impaired in any way by reason of such law or holding.

18. Applicable Law. This Agreement shall be governed by, and construed under the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York without giving effect to its choice of law, conflict of laws or “borrowing”, statutes, rules, principles and precedent. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to reimbursement for reasonable attorneys’ fees and costs.

Please indicate your understanding of and agreement to the foregoing by executing and returning a counterpart hereof.

Dominari Securities LLC

725 Fifth Avenue, 23rd Floor, New York, NY 10022 ● 800.299.7618 212.393.4500 e-Fax 212.393.4550

www.dominarisecurities.com Member of FINRA ● MSRB ● SIPC

LQR House, INC.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer

DOMINARI SECURITIES LLC

By:	/s/ Kyle Wool
Name:	Kyle Wool
Title:	CEO

Dominari Securities LLC

725 Fifth Avenue, 23rd Floor, New York, NY 10022 ● 800.299.7618 212.393.4500 e-Fax 212.393.4550

www.dominarisecurities.com Member of FINRA ● MSRB ● SIPC

ANNEX A - Purchase Restrictions

The list of restrictions on purchases set forth below are illustrative only and are not meant to be an exhaustive list. Please consult independent legal to ensure compliance with the safe harbor of Rule 10b-18, as may be amended or modified from time to time.

Manner of Purchase

•	All bids and purchases by the issuer and all affiliated purchasers must be made only through one broker or dealer on any single day.

Time: The purchases must not:

•	Constitute the opening transaction;
•	For a security that, during the preceding four weeks, has a dollar value of average daily trading volume1 (“ADTV”) of at least $1 million and a public float[2] of at least $150 million, be made during the 10 minutes before the close of trading in the security’s principal market, and during the 10 minutes before the close of trading in the market where the purchase is made; and
•	For all other securities, be made during the 30 minutes before the close of trading in the security’s principal market, and the 30 minutes before the close of trading in the market where the purchase is made.

Volume

•	On any given day, the aggregate purchases must not exceed 25.0% of the security’s ADTV[3].
•	One block4 trade per week exception: Once per week, in lieu of purchasing up to 25.0% of the ADTV limit for that day, an issuer or its affiliated purchasers may make one block trade without regards to the volume limit, provided that it does not make any other Rule 10b-18 purchases on the same day.

Price: Purchases must not be made at a price that exceeds the highest of:

•	The highest independent bid; and
•	The last independent transaction price quoted or reported in the consolidated system.

1.	The SEC has stated that in calculating the dollar value of ADTV, any reasonable and verifiable method may be used. It is generally derived from multiplying each day’s volume of shares (the volume publicly reported during the four calendar weeks preceding the week in which the Rule 10b-18 purchase is effected) by the closing price on that day, but may also be derived from multiplying the number of shares by the price in each trade.
2.	Public float refers to the aggregate market value of common equity securities held by non-affiliates of the issuer. This can be calculated using the number of securities held by non-affiliates (which can obtained from the front page of the issuer’s most recently filed Form 10-K or proxy statement) multiplied by the current share price.
3.	The ADTV is to be calculated on a per share basis (as opposed to a dollar basis).
4.	A “block” trade means stock that (i) has a purchase price of at least $200,000, (ii) at least 5,000 shares with a purchase price of at least $50,000 or (iii) a quantity of stock that is at least 20 round lots (a round lot is generally defined as 100 shares) of the security and totals 150% or more of the trading volume for that security.

Dominari Securities LLC

725 Fifth Avenue, 23rd Floor, New York, NY 10022 ● 800.299.7618 212.393.4500 e-Fax 212.393.4550

www.dominarisecurities.com Member of FINRA ● MSRB ● SIPC

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